Exhibit 99.1

Press Releases

PRESIDIO PROPERTY TRUST, INC. ANNOUNCES FINAL RESULTS OF ITS SELF TENDER OFFER FOR SHARES OF CLASS A COMMON STOCK

SAN DIEGO, May 7, 2025 (GLOBE NEWSWIRE) — (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust, announced today the final results of its tender offer (the “Offer”) to purchase all odd lots plus up to 2,000,000 shares of its outstanding Series A Common Stock, par value $0.01 per share (the “Shares”) properly tendered and not properly withdrawn prior to the expiration date, subject to the Company’s ability to increase the number of Shares accepted for payment in the offer by up to 2% of the Company’s outstanding Shares (resulting in an increase of up to approximately 283,080 shares) without amending or extending the offer in accordance with rules promulgated by the Securities and Exchange Commission, at a price of $0.68 per share (the “Purchase Price”), less any applicable withholding taxes, and without interest. The Offer expired at 11:59 P.M., New York City time, on May 5, 2025.

Based on the final count by the depositary for the tender offer, 2,144,116 shares of Series A common stock were validly and successfully tendered and not properly withdrawn, including tenders with certain defects which defects the Company has waived.

Pursuant to the terms of the tender offer, the Company has accepted for purchase 2,144,116 shares of its Series A common stock, including 12,086 odd lot shares, for a total cost of $1,457,998.88, excluding fees and expenses related to the tender offer. The depositary will promptly pay to the tendering shareholders a total of approximately $1,457,998.88, which represents the aggregate purchase price of the total amount of Shares tendered by shareholders and accepted by the Company upon the terms and subject to the conditions of the Offer.

Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Broadridge N.A., at 1-855-793-5068 (toll free) or by email at Shareholder@Broadridge.com.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Texas, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties. within the meaning of the federal securities laws. These statements include statements about Presidio’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Presidio and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this communication. Such risks, uncertainties and other important factors include, among others: the risks, uncertainties and factors set forth in our filings with the SEC, including our Annual Report on Form 10-K; business, financial and operating risks inherent to real estate investments and the industry; our ability to renew leases, lease vacant space, or re-lease space as leases expire; our ability to repay or refinance our debt as it comes due; difficulty selling or re-leasing our investment properties due to their specific characteristics; contraction in the global economy or low levels of economic growth; our ability to sell our assets at a price and on a timeline consistent with our investment objectives, or at all; our ability to service our debt; changes in interest rates and operating costs; compliance with regulatory regimes and local laws; uninsured or underinsured losses, including those relating to natural disasters or terrorism; domestic or international instability or political or civil unrest, including the ongoing hostilities between Russia and Ukraine and its worldwide economic impact; the amount of debt that we currently have or may incur in the future; provisions in our debt agreements that may restrict the operation of our business; our organizational and governance structure; our status as a REIT; the cost of compliance with and liabilities under environmental, health and safety laws; adverse litigation judgments or settlements; changes in real estate and zoning laws and increase in real property tax rates; changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; changes in governmental regulations or interpretations thereof; the effects of recent tariffs and a potential trade war; and estimates relating to our ability to make distributions to our stockholders in the future.

These factors are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the Offer Documents and the Company’s other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

This press release was published by a CLEAR® Verified individual.